Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (“Agreement”) dated September 1, 2022, and effective August 30, 2022 (“Effective Date”) and is between Epiq Scripts, LLC, a Texas limited liability Pharmacy located at 465 W. George Bush Freeway, Suite 240, Richardson, Texas 75080 (“Epiq Scripts”), and Mangoceuticals, Inc, a Texas corporation located at 4131 N. Central Expressway, Suite 900, Dallas, Texas 75204 (“Customer”) each a “Party” and collectively the “Parties”.

R E C I T A L S:

WHEREAS, Epiq Scripts provides pharmacy and related services to clients.

WHEREAS, Customer desires to engage Epiq Scripts to provide pharmacy and related services, and Epiq Scripts desires to perform the services, pursuant to the terms of this Agreement.

WHEREAS, the services to be provided by Epiq Scripts to Customer will be set out in separate statements of work agreed to by the parties.

NOW, THEREFORE, in recognition of the above Recitals and in consideration of the agreements, mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereby agree as follows:

1.	Statements of Work. From time to time, the parties will enter into statements of work (each, a “Statement of Work” or “SOW”) to describe the services (“Services”) to be performed by Epiq Scripts under this Agreement. Upon signing of each SOW by each of the parties, such SOW shall be deemed a part of this Agreement. Except as modified in an applicable SOW, Services shall mean online fulfillment, specialty compounding, packaging, shipping, dispensing and distribution of products sold exclusively via the Customer’s website (herein defined as the “Products”) that may be prescribed as part of a telehealth consultation on the Customer’s platform.

2.	Exclusive Provider. Customer agrees that Epiq Scripts shall be its exclusive provider of Services during the Term of this Agreement as long as Epiq Scripts complies with the terms of this Agreement. Customer and its Affiliates shall not recommend the services of any other pharmacy to their patients or clients and, except as prohibited by applicable law, shall refer all of its patients/clients/customers’ prescriptions and over the counter business to Epiq Scripts for dispensing. If Customer adds any new and additional Products not currently provided by Customer and/or Epiq Scripts, Customer shall provide Epiq Scripts notice of such new Products and afford Epiq Scripts the exclusive right to provide such Products to Customer. Epiq Scripts shall acknowledge and confirm its ability to provide such new Products within thirty (30) days of Customer providing notice of such new Products. If Epiq Scripts fails to provide such notice or to demonstrate its ability to provide such new Products, Customer shall have the right to retain another provider to provide such new Products.

“Affiliate” means, with respect to a Party, any person (a natural person or an organization) that controls, is controlled by or is under common control with the Party. For purposes of this definition only, “control” means: (i) to possess, directly or indirectly, the power to direct the management or policies of a person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (ii) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such person, or (iii) in the case of a partnership, control of the general partner.

3.	Payment. For the Services, Customer shall pay Epiq Scripts in amounts and in accordance with the payment schedule forth in the applicable SOW. Unless provided otherwise in the applicable SOW, payment is due within fifteen (15) days after the end of the month in which collections for sales are received by the Customer.

4.	Term. The term of this Agreement will commence on the Effective Date and continue in full force and effect for a period of five (5) years from the Effective Date (the “Term”), unless terminated by either Party as set forth in this Agreement. If Services are performed by Epiq Scripts under an SOW during the Term of the Agreement and such Term has expired, then this Agreement will continue in effect only with respect to any such SOW until its completion. At the end of the initial Term, the Term of this Agreement shall automatically be extended for successive periods of one year each (each a “Renewal Term”) unless a Party gives notice to the other Party at least ninety (90) days prior to the last day of the initial Term or Renewal Term, as the case may be, that this Agreement shall not be further renewed.

5.	Termination. The Term of this Agreement may be terminated: a.) upon mutual agreement by both Parties; or b.) upon the occurrence of any of the following:

5.1.	The committing of a material breach of this Agreement or an SOW by a Party that remains uncured for a period of ninety (90) days after written notice of such breach is given to the breaching Party specifying in reasonable detail the nature of the breach.

5.2.	A Party (1) files an application for or consents to the appointment of a trustee, receiver, or custodian of its assets, (2) is subject to an order for relief entered with respect to the Party in proceedings under the U.S. Bankruptcy Code, as amended from time to time, (3) makes a general assignment for the benefit of creditors, (4) is subject to the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of the Party unless the proceedings and the trustee, receiver, or custodian appointed are dismissed within 90 days, or (5) generally fails to pay the Party’s debts as the debts become due within the meaning of section 303(h)(1) of the U.S. Bankruptcy Code as determined by a bankruptcy court, or the admission in writing of such Party’s inability to pay its debts as they become due.

5.3.	Epiq Scripts becomes unable to perform the services set forth in any SOW, due to the loss of any license, any non-compliance with any laws or rules, or change in laws or rules.

6.	Proprietary Information.

6.1.	In carrying out this Agreement, each Party (the “Protected Party”) may disclose its Proprietary Information (as defined below) to the other (“Restricted Party”), and the Restricted Party agrees that it shall (1) hold the Protected Party’s Proprietary Information in confidence and protect it with the same degree of care that the Restricted Party uses to protect its own Proprietary Information, but in no event shall the Restricted Party use less than reasonable care, and (2) not use such information for the Restricted Party’s own business other than as necessary to carry out this Agreement, provided, however, either party may disclose Proprietary Information of the other as required by law, legal process or regulatory authority. The Protected Party’s Proprietary Information shall remain the sole property of the Protected Party.

6.2.	As used in the foregoing paragraph, “Proprietary Information” means the proprietary, confidential and other non-public information relating to the business of a Party, including business processes, software, pricing, customer materials (such as training manuals and policy and procedure manuals), and organizational structure of the party, exclusive of any such information that (1) was, at the time of disclosure to it, in the public domain; (2) becomes generally available to the public through no act, omission or fault of the other Party, or (3) at the time of disclosure was already in the possession of the other Party and not subject to any existing restriction on disclosure or use.

6.3.	In addition, a Party shall not be considered to have breached its obligations by disclosing Proprietary Information of the other Party (I) as required by law, except with respect to those laws and regulations described in item (II), to satisfy any legal requirement of a competent government body; provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the request prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Proprietary Information, or take such other action as it deems appropriate to protect the Proprietary Information; or (II) as required pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system or federal or state securities laws or insurance or health regulations; provided that the Parties shall cooperate to minimize disclosure (e.g., redaction) consistent with such agreements, rules, laws, and regulations, including that the disclosing Party shall notify the other Party before such disclosure.

6.4.	This section, and the obligations of the Parties set forth herein, shall survive termination of this Agreement.

6.5.	Each Party’s Proprietary Information shall remain the property of that Party. Nothing contained in this Section 5 shall be construed as obligating a Party to disclose its Proprietary Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Proprietary Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

6.6.	Customer hereby grants to Epiq Scripts a limited non-exclusive license to use Customer’s trademarks, service marks, trade names, service names, insignia, internet domain names, logos and corporate names (“Marks”) solely in connection with the performance of Epiq Scripts’ obligations under this Agreement, including the right to use Customer’s name over the telephone, the internet and in written materials in performing the services. Such use of Customer’s Marks must conform to any written instructions provided by Customer to Epiq Scripts in this regard, as may be further specified in the applicable SOW.

7.	Record Retention. Epiq Scripts shall keep records as necessary to support its charges to Customer under this Agreement in accordance with prudent record-keeping procedures. Epiq Scripts shall maintain each record for 5 years from the date of creation of the record, or such longer period required by applicable law.

8.	Audit by Customer. Once each Contract Year during the term of this Agreement, upon 30 days’ written notice to Epiq Scripts, Customer may conduct an audit of Epiq Scripts’ records necessary to support its charges to Customer, provided that the audit shall (1) not unreasonably disturb Epiq Scripts’ business operations, and (2) be limited to an audit period of two years prior to the audit date. If Customer uses a third party to conduct the audit, (1) Epiq Scripts shall have the right to approve the third-party auditor, which approval shall not be unreasonably withheld, conditioned or delayed, and (2) Customer shall cause the third party auditor to sign a confidentiality agreement under terms and conditions which protect Epiq Scripts’ Proprietary Information to the same or greater degree as Customer is required to protect the information by this Agreement, and a Health Insurance Portability and Accountability Act of 1996 (HIPAA)-compliant business associate agreement. “Contract Year” shall mean each twelve (12) month period beginning on September 1, 2022 and continuing each twelve (12) month period thereafter until the end of the Term (provided that in the event the Term ends prior to the end of the last twelve (12) month period, such last Contract Year shall be the pro rata portion of the last twelve (12) month period.

9.	Audit by Governmental Entity. Both Parties shall cooperate with any audit of either Party’s records conducted by a governmental entity of appropriate jurisdiction with respect to items or Services provided to Customer by Epiq Scripts under this Agreement.

10.	Insurance. Each party shall secure and maintain, at the Party’s sole expense, the following insurance or self-insurance coverages with respect to itself and its employees, covering events occurring during the Term of the Agreement, which insurance shall not be cancelable except upon 30 days’ prior notice to the other Party:

10.1.	Commercial general liability insurance covering bodily injury and property damage to third parties and including blanket contractual liability with limits of $1 million per claim or occurrence and $3 million general aggregate.

10.2.	Professional liability (errors and omissions) insurance with limits of $1 million per claim or occurrence and $3 million aggregate.

10.3.	Workers’ compensation in accordance with state law and employers’ liability insurance in the minimum amount of $100,000.

Each party shall be required to provide the other with certificates of insurance (or comparable evidence of self-insurance) reflecting satisfaction of the foregoing requirements of this section and, in the case of insurance, naming the other as an additional insured promptly, but in no event later than three business days, following request by the other.

11.	Indemnification. Each Party (“Indemnitor”) shall indemnify, defend, and hold harmless the other Party and the other Party’s officers, directors, shareholders, employees, and agents from and against any and all nonparty claims, or actions for damages, liabilities (including strict liability), penalties, costs and expenses (including reasonable legal fees, expenses and costs) to the proportionate extent caused by (1) the negligence or willful misconduct of the Indemnitor or any of its employees or agents in connection with the performance of this Agreement, or (2) any breach of any representation, warranty or covenant under this Agreement by the Indemnitor or any of its employees or agents. This provision shall survive termination of this Agreement.

Any Party entitled to indemnification under this Section 10 (an “Indemnified Party”) will give written notice to the Indemnitor of any matter giving rise to a claim for indemnification; provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Section 10 except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Indemnitor shall be entitled to participate in and, unless in the reasonable judgment of the Indemnitor a conflict of interest between it and the Indemnified Party exists with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the Indemnitor advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnitor elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the Indemnitor in connection with any negotiation or defense of any such action or claim by the Indemnitor and shall furnish to the Indemnitor all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnitor shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnitor elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The Indemnitor shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Section 10 to the contrary, the Indemnitor shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification obligations to defend the Indemnified Party required by this Section 10 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such Party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the Indemnitor or others, and (b) any liabilities the Indemnitor may be subject to pursuant to the law.

12.	Warranty. Epiq Scripts will render the Services in a professional and competent manner in accordance with the standards and practices of well managed mail service pharmacies in the United States. The sole remedy for Services not meeting this limited warranty is reperformance, credit or refund of the fee paid for the implicated Services.

THE WARRANTY ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

The limited warranty above and any other warranties and guarantees set forth herein shall only be enforceable if (a) all Customer provided information and documents necessary for Epiq Scripts’ performance of Services are accurate and up to date, (b) all Customer operations are in compliance with all applicable laws and consistent with any recommendations provided by Epiq Scripts, (c) Customer’s operations have not materially changed and remain within anticipated specifications communicated to Epiq Scripts, and (d) no reasonably unforeseeable circumstances exist or arise.

13.	Limited Liability. Neither Party will be liable to the other for special, incidental, or exemplary damages. The foregoing limitation shall not exclude or limit liability of a Party for indemnity or contribution claims from the other arising out of or with respect to nonparty claims or breach of the confidentiality provisions of this Agreement. Epiq Scripts’ aggregate liability to Customer arising under this Agreement and the SOWs, collectively, regardless of the cause or causes of action giving rise to such liability (whether in contract, tort, or otherwise), shall not exceed the administrative fees under the SOWs for the 12-month period before the claim arose. The Parties acknowledge that the allocation of risk described in this section is part of the bargain between the Parties and reflected in the Services, pricing and costs in this Agreement and the SOWs.

14.	Compliance with Law; Work Standards.

14.1.	In carrying out its responsibilities under this Agreement, each Party shall comply with all applicable Federal, state and local laws, rules and regulations. Epiq Scripts shall abide by industry standards and practices applicable to other national institutional pharmacies. Each Party shall comply timely with all applicable federal, state and local laws, rules and regulations now in effect or enacted during the term of this Agreement.

14.2.	Work Standards. Epiq Scripts will render the Services provided hereunder and under any SOWs with promptness, efficiency and diligence and in a workmanlike and cost-effective manner in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services. Epiq Scripts shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the services.

14.3.	Access to Records. To the extent required by Section 1861(v)(1)(I) of the Social Security Act, as amended, and its implementing regulations, and any other applicable laws or regulations, each Party agrees that until the expiration of four years after the furnishing of Services pursuant to this Agreement or such longer period of time as is required by any other applicable law or regulation, each Party shall make available upon written request from the Secretary of the Department of Health and Human Services or upon request from the Comptroller General of the United States, or any authorized state regulatory agency, or any of their duly authorized representatives, this Agreement and all books, documents, and records related to the Services provided under it, as well as the books, documents and records of each physician under the control of the Party that are necessary to verify the nature and extent of costs relating to Services provided to patients, if any. The Parties shall maintain their respective records as long as required to fulfill their duties under this provision. This provision shall survive termination of the Agreement and last as long as required by applicable laws or regulations.

14.4.	Debarment/Exclusion. Each party hereby represents and warrants to the other Party that neither it nor any of its employees, contractors or agents are, and at no time have been and, will not at any time during the Term of this Agreement be: (i) sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof; (ii) convicted of violating the federal Stark law, federal False Claims Act, federal Anti-Kickback Statute, HIPAA provisions, federal Civil Money Penalties statute, or similar state laws, or (iii) debarred, excluded or suspended from participation in any federally funded healthcare program, including, but not limited to, Medicare and Medicaid (“Federal Program”). Each Party hereby agrees to immediately notify the other Party of any threatened, proposed, or actual exclusion of the notifying Party from any Federal Program. In the event that a Party is excluded from participating in any Federal Program during the Term of this Agreement, or if at any time during the Term of this Agreement it is determined that a Party is in breach of this provision, this Agreement shall automatically terminate as of the date of such exclusion or breach.

15.	Change in Law. If during the Term of this Agreement there is a new or change to (1) a law, regulation, or rule, (2) a decision of a Court or administrative body interpreting any of the foregoing, or (3) an accreditation standard that that has a material adverse effect on Epiq Scripts’ ability to perform this Agreement or on the pricing in this Agreement, Epiq Scripts may make an equitable adjustment to the terms of the Agreement, upon notice to Customer including documentation supporting the adjustment, after which Customer shall have a period of ten (10) days to accept such equitable adjustment or terminate this Agreement and any SOWs immediately.

16.	Arbitration. Any dispute arising out of or relating to this Agreement or the subject matter of this Agreement, or any breach of this Agreement, including any dispute regarding the scope of this section, will be resolved through arbitration administered by the American Health Lawyers Association Dispute Resolution Service and conducted pursuant to the AHLA Rules of Procedure for Arbitration. Such arbitration shall take place in Dallas, Texas. Judgment on the award may be entered and enforced in any court having jurisdiction. Notwithstanding any contrary provision in this Agreement, a Party may commence a judicial proceeding, without having first complied with the provisions of this section, to seek injunctive or other equitable relief necessary to prevent irreparable harm. This provision shall survive termination of this Agreement. Should either Party start any legal action or administrative proceeding, other than as authorized herein, against the other with respect to any claim waived by this Agreement, or pursue any method of resolution of a dispute other than mutual agreement of the Parties or arbitration, then all damages, costs, expenses and attorneys’ fees incurred by the other Party as a result shall be the responsibility of the one bringing the suit or starting the procedure. The Parties desire that this arbitration provision be interpreted in accordance with federal law, including the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

17.	Miscellaneous.

17.1.	Force Majeure. A Party shall be excused for any delay or failure in performing this Agreement (except for any delay or failure related to the payment of money) to the extent that the delay or failure is caused by acts of God, terrorism, fires, explosions, labor disputes, accidents, civil disturbances, material shortages or other similar causes beyond its reasonable control, even if such delay or failure is foreseeable.

17.2.	Independent Contractors; Related Party Relationship. Epiq Scripts and Customer are independent contractors. This Agreement shall not be deemed to create a partnership or joint venture, or employment or agency relationship between the Parties. Neither Party has any right or authority to assume or create any obligation or responsibility on behalf of the other Party. Nothing in this Agreement shall in any way be construed to constitute Epiq Scripts as an agent or employee of the Customer. Without limiting the generality of the foregoing, Epiq Scripts is not authorized to bind the Customer to any liability or obligation or to represent that Epiq Scripts has any such authority in connection with the Services. The Customer and Epiq Scripts acknowledge that the Customer is controlled by Jacob D. Cohen, who is also the Chief Executive Officer of American International Holdings Corp., which entity controls Epiq Scripts.

17.3.	Third Parties. This Agreement has no third-party beneficiaries (except solely in connection with the indemnification obligations of the parties set forth in Section 10 hereof) and does not create any rights enforceable by any third party, except as set forth in Section 10.

17.4.	Governing Law. This Agreement is governed by Texas law. Each party consents to be subject to the exclusive jurisdiction and venue of the state or Texas courts, as applicable, in Texas, in any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement.

17.5.	Legal Fees. In the event of arbitration or litigation relating to this Agreement, the prevailing Party shall be entitled to receive its reasonable legal fees and costs from the other Party. The prevailing Party shall be determined based upon an assessment of which Party’s arguments or positions could fairly be said to have prevailed over the other Party’s arguments or positions on major disputed issues in the arbitration or litigation. The assessment should include evaluation of the following: the amount of the net recovery; the primary issues disputed by the Parties; whether the amount of the award comprises a significant percentage of the amount sought by the claimant; and the most recent settlement positions of the Parties.

17.6.	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed to have been given by a Party and received by the other Party (1) immediately if delivered by hand, (2) on the third business day following delivery to the U.S. Post Office if sent by certified mail, postage prepaid, return receipt requested, or (3) on the second business day following delivery by a national overnight delivery service, to the other Party at the notice address on the signature page, or to such other address that the other Party designates upon notice given in accordance with this provision.

17.7.	Assignment. Neither Party may assign any of its rights or delegate any of its duties or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party; provided that either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

17.8.	Amendment. This Agreement cannot be changed or modified except by a written amendment signed by both Parties.

17.9.	Entire Agreement. This Agreement includes the complete agreement between the Parties and supersedes all previous agreements and understandings (whether verbal or in writing) related to the subject matter of this Agreement.

17.10.	No Waiver. No waiver shall be effective unless in writing and signed by the waiving Party. A waiver by a Party of a breach or failure to perform this Agreement shall not constitute a waiver of any subsequent breach or failure.

17.11.	Interpretation. In this Agreement, (1) words in the singular include the plural, and words in the plural include the singular; (2) the word “days” means all days on the calendar while “business days” means days other than Saturdays, Sundays or Federal Reserve Bank holidays; and (3) the words “include” or “including” or a variant thereof are without limitation.

17.12.	Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid, and enforceable under applicable law. If any provision of this Agreement is held to be prohibited by, or invalid or unenforceable under, applicable law, such provision shall be ineffective only to the express extent of such prohibition, unenforceability or invalidity, without invalidating the remainder of this Agreement.

17.13.	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Each Party is signing this Agreement on the date under the party’s signature.

Epiq Scripts, LLC		Mangoceuticals, Inc.

By:	/s/ Sultan Haroon	By:	/s/ Jonathan Arango
Name:	Sultan Haroon	Name:	Jonathan Arango
Title:	Manager	Title:	President

Notice Address:		Notice Address:

Epiq Scripts, LLC		Mangoceuticals, Inc.
465 W. George Bush Freeway, Suite 240		4131 N. Central Expressway, Suite 900
Richardson, Texas 75080		Dallas, Texas 75204

STATEMENT OF WORK
MAIL SERVICE

This Statement of Work (“SOW”) has an effective date dated September 1, 2022, and effective August 30, 2022 (“SOW Effective Date”) and is between Epiq Scripts, LLC (“Epiq Scripts”), and Mangoceuticals, Inc. (“Customer”) each a “Party” and collectively the “Parties”.

Epiq Scripts and Customer are Parties to the Master Services Agreement dated September 1, 2022, and effective August 30, 2022 (“Agreement”).

Customer desires to engage Epiq Scripts to provide for the online fulfillment, specialty compounding, packaging, shipping, dispensing and distribution of products sold exclusively via the Customer’s website (herein defined as the “Products”) that may be prescribed as part of a telehealth consultation on the Customer’s platform (“Pharmacy Services”) and Epiq Scripts desires to perform the Pharmacy Services, pursuant to this SOW and the Agreement.

The parties therefore agree as follows:

1.	Mail Service Pharmacy. Epiq Scripts owns and operates a pharmacy licensed in the State of Texas, providing retail mail-order non-sterile compounding pharmaceuticals. Epiq Scripts shall provide mail service pharmacy services to the Customer on an exclusive basis during the term of this SOW.

1.1.	Epiq Scripts shall ensure the mail service pharmacy is properly licensed and operates in accordance with all applicable laws and board of pharmacy regulations governing the practice of pharmacy.

1.2.	The parties acknowledge that pharmacists exercise professional judgment in the filling of prescriptions and refill requests, and that pharmacists may refuse to fill prescriptions or refill requests based upon their professional judgment, including that the pharmacist believes the filling of a prescription or refill request may be harmful to the patient, the pharmacist has reason to doubt the authenticity of the prescription or refill request, or the pharmacist believes that filling of the prescription or refill request would otherwise be inappropriate.

2.	Base Services Compensation: As compensation for the Pharmacy Services, Epiq Scripts shall be compensated in accordance with the mail service rates and fees schedule attached hereto as Exhibit A.

3.	Customer Services: Customer agrees to provide Epiq Scripts with all custom packaging materials, including but not limited to, individual sachet and/or blister packaging materials, outer box packaging, and any custom inserts and/or marketing information to accompany the prescription shipment, if any (collectively referred to as the “Custom Packaging Materials”). The Customer shall provide Epiq Scripts with quarterly sales forecasts to ensure Epiq Scripts has enough Custom Packaging Materials on hand to cover a ninety (90) day period.

The Customer shall pay for all direct shipping, delivery and related courier costs and shall provide Epiq Scripts with direct access to any online accounts to access and generate shipping labels for the fulfillment and delivery of the Mango products.

4.	Term. The initial term of this SOW shall begin on September 1, 2022 and continue until December 31, 2025. At the end of the initial term, the term of this SOW shall automatically be extended for successive periods of one year each unless a party gives notice to the other at least 90 days prior to the last day of the initial term or renewal term, as the case may be, that this SOW shall not be further extended.

5.	Termination. The Term of this SOW may be terminated: a.) upon mutual agreement by both Parties; or, b.) upon the occurrence of any of the following:

5.1.	The committing of a material breach of this SOW by a Party that remains uncured for a period of ninety (90) days after written notice of such breach is given to the breaching Party specifying in reasonable detail the nature of the breach.

5.2.	A Party (1) files an application for or consents to the appointment of a trustee, receiver, or custodian of its assets, (2) is subject to an order for relief entered with respect to the Party in proceedings under the U.S. Bankruptcy Code, as amended from time to time, (3) makes a general assignment for the benefit of creditors, (4) is subject to the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of the Party unless the proceedings and the trustee, receiver, or custodian appointed are dismissed within 90 days, or (5) generally fails to pay the Party’s debts as the debts become due within the meaning of section 303(h)(1) of the U.S. Bankruptcy Code as determined by a bankruptcy court, or the admission in writing of such Party’s inability to pay its debts as they become due.

5.3.	Epiq Scripts becomes unable to perform the services set forth in this SOW due to the loss of any license, any non-compliance with any laws or rules, or change in laws or rules.

6.	Counterparts. This SOW may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Each Party is signing this SOW on the date under the party’s signature.

Epiq Scripts, LLC		Mangoceuticals, Inc.

By:	/s/ Sultan Haroon	By:	/s/ Jonathan Arango
Name:	Sultan Haroon	Name:	Jonathan Arango
Title:	Manager	Title:	President

EXHIBIT A

MAIL SERVICE RATES AND FEES

Base Services Compensation:

The Customer’s Products shall be packaged with six (6) Products per package and shall be billed to the Customer as follows:

Description	Unit Cost	Qty	Total
Prescription Fulfillment/Processing/Packaging	$[***] per prescription	[***]	$[***]
API & Drug Compounding**	$[***] per pill	[***]	$[***]
TOTAL PRODUCT PACKAGE			$[***]

**Upon the Customer exceeding volume of [***] Product Packages per month, the API & Drug Compounding fee shall be reduced to $[***] per pill.

The Parties agree that the Base Services Compensation is at fair market value in an arms-length transaction negotiated between the Parties for the Pharmacy Services provided. Base Services Compensation shall be payable within fifteen (15) days after the end of the month in which collections for sales are received by the Customer.

Customer shall be solely responsible for billing and collecting funds from Customer customers, and Epiq Scripts shall be paid out of funds actually collected by the Customer.

**all prices subject to change upon mutual agreement of all Parties

Implementation Fee: Upon the signing of the Agreement and this SOW, the Customer shall pay Epiq Scripts a total of $60,000 comprising of a.) $45,000 as a one-time non-refundable technology systems setup and implementation fee and b) $15,000 as an upfront retainer to be credited future Products sales.

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